UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2026

Shimmick Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41867	84-3749368
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Technology Drive Suite 300 Irvine, CA		92618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 723-2021

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SHIM	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2026 (the “Closing Date”), Shimmick Corporation (the “Company”), through its wholly-owned subsidiary Shimmick Construction Company, Inc. (the “Borrower”), and Sixty-First Commercial Finance, LLC (the “Lender”) entered into a Loan and Security Agreement (the “Loan Agreement”) which provides for a borrowing capacity of $14.3 million as evidenced by a promissory note (the “Promissory Note”). The Company intends to use the proceeds received from the Promissory Note for project expenses and for other general corporate purposes.

The Promissory Note has a maturity date of October 2, 2031, and accrues interest at a rate of 9.31% per annum (the “Interest Rate”). Upon the occurrence of any Default (as defined in the Loan Agreement), the Lender is entitled to receive interest at a default rate of the lesser of 15.0% per annum and the maximum rate of interest allowable under then applicable law. The Lender may also declare the debt and other obligations of the Borrower to be immediately due and payable upon the occurrence of any Default, subject to applicable cure periods.

Pursuant to the terms of the Loan Agreement, the Borrower granted a security interest in (a) certain items of equipment, including replacements and additions, described therein (the “Equipment”), (b) all embedded and other software and intellectual property and other intangible rights, relating to the Equipment, (c) any cash and cash-equivalent deposits made by Borrower with Lender in connection with the Promissory Note, (d) all chattel paper, rights under contracts, documents and other rights and general intangibles relating to the sale or transfer of the Equipment or other Collateral (as defined below), (e) all rights relating to any insurance, indemnity, warranty or guaranty with respect to the Equipment or other Collateral, and any proceeds in the form of goods, (f) any and all substitutions, replacements or exchanges for the Equipment or other Collateral, (g) all books and records regarding the foregoing, and (h) any and all proceeds thereof as collateral for the payments under the Loan Agreement and Promissory Note ((a) through (h) collectively, the “Collateral”). The Loan Agreement contains customary affirmative and negative covenants for a transaction of this type.

In connection with the Loan Agreement, each of the Company and a wholly-owned subsidiary of the Company entered into a separate guaranty agreement (each, a “Guaranty Agreement,” and together, the “Guaranty Agreement”) in favor of the Lender unconditionally guaranteeing liabilities of the Borrower under the Loan Agreement.

Upon the execution of the Loan Agreement, on the Closing Date, the Company fully repaid all amounts outstanding under and terminated the Loan and Security Agreement with Ansley Park Capital LLC previously entered into on March 12, 2025 (the “Previous Loan Agreement”).

In connection with the entry into the Loan Agreement, Promissory Note and Guaranty Agreement and the termination of the Previous Loan Agreement, on the Closing Date, the Company also entered into an amendment (the “BHSI Credit Agreement Amendment”) to its revolving credit facility with Alter Domus (US) LLC, as agent, and AECOM and Berkshire Hathaway Specialty Insurance Company, as lenders, and an amendment (the “ACF Credit Agreement Amendment,” and together with the BHSI Credit Agreement Amendment, the “Credit Agreement Amendments”) to its credit agreement with ACF FINCO I LP to replace references to the Previous Loan Agreement with references to the Loan Agreement. The remaining terms of each Credit Agreement Amendment are substantially the same as the existing terms in each Credit Agreement in effect prior to the date hereof.

The foregoing descriptions of the Loan Agreement, Promissory Note, Guaranty Agreement, BHSI Credit Agreement Amendment, and ACF Credit Agreement Amendment do not purport to be complete and are subject to, and qualified in their entirety by, reference to the full text of the Loan Agreement, Form of the Promissory Note, Form of the Guaranty Agreement, BHSI Credit Agreement Amendment, and ACF Credit Agreement Amendment, respectively, which are attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Loan and Security Agreement, dated October 2, 2026, by and between Sixty-First Commercial Finance, LLC and Shimmick Construction Company, Inc.
10.2	Form of October 2026 Promissory Note
10.3	Form of October 2026 Guaranty Agreement
10.4

Amendment No. 11 to Credit, Security and Guaranty Agreement, dated October 2, 2026, by and among Shimmick Construction Company, Inc., Rust Constructors Inc., The Leasing Corporation, Shimmick Corporation, the other guarantors party thereto, the agent thereunder, and the lenders from time to time party thereto

10.5

Amendment No. 1 to Credit, Security and Guaranty Agreement, dated October 2, 2026, by and among Shimmick Corporation, Shimmick Construction Company, Inc., Rust Constructors Inc., The Leasing Corporation, ACF FINCO I LP and other parties thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shimmick Corporation

Date: October 8, 2026	By:	/s/ Ural Yal
Ural Yal
Chief Executive Officer